distribution SERVICES AGREEMENT

THIS DISTRIBUTION SERVICES AGREEMENT (this “Agreement”) is made as of this 19th day of January, 2022 (“Effective Date”) by and between Strategas Asset Management, LLC (the “Adviser”), a limited liability company organized under the laws of the State of New York, with the Adviser’s principal place of business at 52 Vanderbilt Ave., 19th Floor, New York, NY 10017, and SEI Investments Distribution Co., a corporation organized under the laws of the Commonwealth of Pennsylvania (“SIDCO”).

WHEREAS, the Adviser serves as investment Adviser to the exchange traded funds identified on Schedule A of this Agreement (each, an “ETF” and collectively, the “ETFs”), a series of The Advisers’ Inner Circle Fund III (the “Trust”), a Delaware statutory trust registered as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”) (the “Trust”);

WHERAS, the Trust has entered into a Distribution Agreement with SIDCO for the distribution by SIDCO of shares of beneficial interest (“Shares”) of the ETF;

WHEREAS, the Adviser and SIDCO desire to enter into this Agreement pursuant to which SIDCO shall perform certain services for the Adviser with respect to baskets of shares of the ETF (“Creation Units”) as described and defined in the ETF’s prospectus (“Prospectus”). As used in this Agreement, the term “Prospectus” means any prospectus, registration statement, statement of additional information, proxy solicitation and tender offer materials, annual or other periodic report of the ETF, or any advertising, marketing, shareholder communication, or promotional material generated by the ETF or the Adviser from time to time, as appropriate, including all amendments or supplements thereto; and

NOW THEREFORE, in consideration of the foregoing and the mutual agreements herein contained, and intending to be legally bound, the parties hereto agree as follows:

SECTION 1 Services provided by SIDCO

1.01.       Services. The Adviser hereby appoints SIDCO to perform, and SIDCO agrees to perform (and may delegate or sub-contract, as provided below), the services set forth in this Agreement, including the services set forth in Schedule B of this Agreement (collectively, the “Services”).

1.02.       Modifications to the Services. In the event that the ETF or the Adviser desire to implement any changes related to the Services set forth herein (including, without limitation, changes to fees, CUSIPs, fund names, order cut-off times, and affirmation/confirmation disclosure), the Adviser shall provide written notice of said requested changes to SIDCO at least two weeks prior to the proposed effectiveness of said change to enable SIDCO to evaluate the impact that said change shall have on SIDCO’s operating procedures, if any. SIDCO shall have no obligation to implement any requested changes to the Services unless said changes specifically are agreed in writing. In the event that SIDCO agrees to implement the proposed changes, SIDCO promptly shall notify the Adviser of any corresponding changes to the Services or fees set forth in this Agreement, and, if the proposed changes require modification of SIDCO’s operating procedures, SIDCO shall notify Adviser of said changes to SIDCO’s operating procedures.

SECTION 2 REPRESENTATIONS, WARRANTIES AND COVENANTS

2.01.       Representations and Warranties by Adviser. The Adviser represents and warrants on behalf of itself and, if applicable, the ETF that:

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2.01.01.       The Adviser has full power, right, and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby;

2.01.02.       the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all requisite actions on the Adviser’s part, and no other proceedings on the Adviser’s part are necessary to approve this Agreement or to consummate the transactions contemplated hereby;

2.01.03.       this Agreement has been duly executed and delivered by the Adviser and constitutes a legal, valid, and binding obligation, enforceable against the Adviser in accordance with the Agreement’s terms;

2.01.04.       the Adviser is not a party to any, and there are no, pending or threatened legal, administrative, arbitral, or other proceedings, claims, actions, or governmental or regulatory investigations or inquiries (collectively, “Actions”) of any nature against the Adviser or the Adviser’s properties or assets which could, individually or in the aggregate, have a material effect upon the Adviser’s business or financial condition;

2.01.05.       there is no injunction, order, judgment, decree, or regulatory restriction imposed specifically upon the Adviser or any of the Adviser’s properties or assets;

2.01.06.       the Adviser is not in default under any contractual or statutory obligations whatsoever (including the payment of any tax) which, individually or in the aggregate, could materially and adversely affect, or is likely materially and adversely to affect, the Adviser’s business or financial condition; and

2.01.07.       the Adviser has obtained all consents and given all notices (regulatory or otherwise), made all required regulatory filings and is in compliance with all applicable laws and regulations.

2.02.       Covenants by Adviser. During the term of this Agreement, the Adviser hereby covenants and agrees that the Adviser shall or the Adviser shall cause the ETF:

2.02.01.       to provide SIDCO with any requested due diligence materials and copies of, or access to, any documents that SIDCO reasonably may request and notify SIDCO as soon as possible of any matter materially affecting SIDCO’s performance of the Services under this Agreement;.

2.02.02.       to provide reasonable assistance, if requested by SIDCO, to facilitate SIDCO’s receipt of a current and complete Authorized Trader Form and an Authorized Participant Authorization Form from each authorized participant, each substantially in the form attached hereto as Schedule C;

2.02.03.       to cause the index receipt agent, transfer agent, and/or DTC to provide SIDCO with all necessary information so that SIDCO may perform SIDCO’s obligations under the Agreement;

2.02.04.       to support or cause the ETF’s index receipt agent and/or transfer agent to support the servicing of the shareholders, in connection therewith the index receipt agent, transfer agent, or the Adviser shall provide an adequate number of persons during normal business hours to respond to telephone inquiries concerning the ETF and/or the Shares;

2.02.05.       to select and identify persons (referred to herein as, an “Authorized Participant”) with whom the Adviser desires SIDCO to enter into Authorized Participant Agreements to create and redeem Shares and reasonably cooperate, if requested by SIDCO, in connection with the execution of said agreements, including, without limitation, by providing SIDCO’s standard Authorized Participant Agreement to said persons;

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2.02.06.       to report to SIDCO any and all actions or inactions by any Authorized Participant that (i) fail to comply with the terms of any Authorized Participant agreement, (ii) violate any applicable laws of any governmental authorities, including the NASD’s Conduct Rules, or (iii) violate any other agreements or procedures with which said Authorized Participant is required to comply;

2.02.07.       to review and confirm all trade activity and report any errors with respect to the same within 24 hours of said trading activity; failure by the Adviser to so notify SIDCO within 24 hours of the trading activity shall constitute a waiver of any claims in connection with any said errors;

2.02.08.       to administer on behalf of the ETF the ETF’s creditworthiness standards for Authorized Participants, which SIDCO can assume have been satisfied before the placement of an order by an Authorized Participant and upon which SIDCO can rely without inquiry;

2.02.09.       to be responsible for the costs of printing and mailing prospectuses to any national stock exchange on which the Shares may be listed), an Authorized Participant, or any agent of an Authorized Participant for the purposes of providing prospectuses to prospective Authorized Participants or purchasers of exchange traded Shares in the secondary market;

2.02.10.       to notify SIDCO promptly in writing in the event that the applicable prospectus is or, to the extent known by the Adviser, shall be, modified in a manner that materially impacts the Services provided by SIDCO pursuant to this Agreement;

2.02.11.       promptly to notify SIDCO in the event of any changes to the representations and warranties made hereunder; and

2.02.13        to disclose fully to the Board of Directors/Trustees of the ETF the services being provided under this Agreement and the fees being paid by the Adviser.

2.03.       Representations and Warranties by SIDCO. SIDCO represents and warrants that:

2.03.01.       SIDCO has full power, right, and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby;

2.03.02.       the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all requisite action on SIDCO’s part, and no other proceedings on SIDCO’s part are necessary to approve this Agreement or to consummate the transactions contemplated hereby;

2.03.03.       this Agreement has been duly executed and delivered by SIDCO and constitutes a legal, valid, and binding obligation, enforceable against SIDCO in accordance with the Agreement’s terms;

2.03.04.       information about litigation to which SEI or SEI’s affiliates is a party shall be set forth in SEI Investments Company’s periodic SEC filings in accordance with the rules of the SEC and shall be publicly available on filings on Forms 10-Q, 10-K, and 8-K from time to time;

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2.03.05.       there is no injunction, order, judgment, decree, or regulatory restriction imposed specifically upon SIDCO or any of SIDCO’s properties or assets;

2.03.06.       SIDCO is not in default under any statutory obligations whatsoever (including the payment of any tax) which materially and adversely affects, or is likely materially and adversely to affect, SIDCO’s business or financial condition; and

2.03.07.       SIDCO is a member of Financial Industry Regulatory Authority (“FINRA”) and agrees to abide by all of the rules and regulations of FINRA, including, without limitation, the NASD Conduct Rules. SIDCO agrees to comply with all applicable federal and state laws, rules, and regulations as applicable to SIDCO. SIDCO agrees to notify the Adviser immediately in the event of SIDCO’s expulsion or suspension by FINRA.

SECTION 3 Compensation; Reimbursement of Expenses

3.01.       Compensation. The Adviser shall pay to SIDCO for SIDCO’s Services described in this Agreement the fees set forth in Schedule D attached hereto, said fees to be paid monthly in advance on the first day of each calendar month.

3.02.       Reimbursement of Expenses. The fees paid to SIDCO for the Services are exclusive of reimbursable expenses. The Adviser agrees to reimburse SIDCO for SIDCO’s reasonable expenses incurred in providing the Services hereunder as set forth in Exhibit C, attached hereto.

SECTION 4 Indemnification

4.01.       Indemnification of SIDCO. The Adviser hereby agrees to indemnify, defend, and hold harmless (on an as-incurred basis), SIDCO and each of SIDCO’s affiliates, officers, principals, representatives, directors, employees, and agents, and each person, if any, who controls said persons within the meaning of Section 15 of the 1933 Act (each, a “SIDCO Indemnified Party”) from and against any loss, liability, damages, cost, or expense incurred by said SIDCO Indemnified Party (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages, or expense and reasonable counsel fees and disbursements incurred in connection therewith) as a result of SIDCO’s performance of the Services hereunder, including: (i) any breach of any representation, warranty, covenant, or undertaking made by the Adviser in this Agreement; (ii) a failure of the Adviser to perform any obligations set forth in this Agreement (including any written procedures prepared in connection with the performance of this Agreement); (iii) any failure by the Adviser to comply with applicable laws, including any failure to comply with the terms of any exemptive relief with respect to the ETF; (iv) any act or omission by or on behalf of the Adviser involving bad faith, negligence, or fraud; (v) any untrue statement or alleged untrue statement of a material fact contained in any Prospectus or any document incorporated by reference therein or filed as an exhibit thereto, or any marketing literature or materials prepared by the Adviser with respect to the securities covered by the Prospectus or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading; (vi) the operation of a customer contact center or similar call center by the Adviser or one of the Adviser’s affiliates or agents; (vii) an Authorized Participant’s failure initially or subsequently to fulfill the ETF’s creditworthiness standards; (viii) the failure to apply or the inaccurate application of the ETF’s creditworthiness standards; (ix) SIDCO’s reliance on information contained in an Authorized Trader Form; or (x) any claim by an Authorized Participant related to SIDCO’s services.

4.02.       Indemnification of the Adviser. SIDCO hereby agrees to indemnify, defend, and hold harmless (on an as-incurred basis), the Adviser and each of the Adviser’s affiliates, officers, directors, employees, and agents, and each person, if any, who controls said persons within the meaning of Section 15 of the 1933 Act (each, an “Adviser Indemnified Party”) from and against any loss, liability, damages, cost, or expense incurred by said Adviser Indemnified Party (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages, or expense and reasonable counsel fees and disbursements incurred in connection therewith) as a result of: (i) any material failure by SIDCO to comply with any applicable laws, including, but not limited to, the NASD Conduct Rules; or (ii) an action or omission of SIDCO involving bad faith or fraud by SIDCO.

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4.03.       Indemnification Procedures. In case any said action, suit, proceeding, or claim for which indemnity may be payable hereunder shall be brought against a SIDCO Indemnified Party or an Adviser Indemnified Party, as applicable (an “Indemnified Party”), and said Indemnified Party shall notify the applicable indemnifying party of the commencement thereof, said indemnifying party shall be entitled to participate in, and, to the extent that said indemnifying party shall wish to assume the defense thereof, retain said party’s own counsel reasonably satisfactory to said Indemnified Party, subject to the further provisions of this paragraph. After written notice from said indemnifying party to said Indemnified Party of said indemnifying party’s election to so assume the defense thereof, said indemnifying party shall not be liable to the applicable Indemnified Parties for any additional attorneys’ fees or other expenses of litigation, other than reasonable costs of investigation subsequently incurred by said Indemnified Parties in connection with the defense thereof, unless: (i) the employment of counsel by said Indemnified Parties has been authorized in writing by said indemnifying party, said authorization not to be unreasonably withheld or delayed; (ii) said Indemnified Parties shall have obtained a written opinion of counsel reasonably acceptable to said indemnifying party that there exists a conflict of interest between said Indemnified Parties and the relevant party in the conduct of the defense of said action or that there are one or more defenses available to said Indemnified Parties that are unavailable to said indemnifying party (in which case said indemnifying party shall not have the right to direct the defense of said action on behalf of said Indemnified Parties); or (iii) said indemnifying party shall not in fact have employed counsel reasonably satisfactory to said Indemnified Parties to assume the defense of said action, in each of which cases the reasonable fees and expenses of counsel utilized by said Indemnified Parties shall be at the expense of said indemnifying party, it being understood, however, that said indemnifying party, in connection with any one said action or separate but substantially-similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, shall not be liable for the reasonable fees and expenses of more than one separate firm of attorneys for an Indemnified Party, which firm shall be designated in writing by the Indemnified Party. Notwithstanding the foregoing, under the circumstances described in clause (ii) above, the applicable Indemnified Parties shall be entitled to retain an additional law firm, in any one said action or separate but substantially-similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances; provided, that said Indemnified Parties have obtained a written opinion of counsel reasonably acceptable to the indemnifying party that a conflict of interest exists that would preclude the use of a single law firm, in which case the indemnifying party shall be liable for the reasonable fees and expenses of counsel designated by the Indemnified Parties in writing. All said fees and expenses which are at the expense of an indemnifying party hereunder shall be promptly paid by said indemnifying party.

4.04.       Additional Provision Regarding Indemnification. Nothing in this Agreement shall be construed as limiting an Indemnified Party’s rights to employ counsel at Indemnified Party’s own expense or to obtain indemnification for amounts reasonably paid to adverse claimants in satisfaction of any judgments or in settlement of any actions, suit, proceeding, or claims, except that no party hereto shall be liable for any settlement of any action, suit, proceeding, or claim effected without said party’s written consent. None of the parties hereto shall settle or compromise any action, suit, proceeding, or claim if said settlement or compromise provides for an admission of liability on the part of an Indemnified Party without said Indemnified Party's written consent.

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SECTION 5 Limitation of Liability

5.01.       Limitation of Liability. THE DUTIES OF SIDCO SHALL BE CONFINED TO THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT, AND NO IMPLIED DUTIES ARE ASSUMED BY OR MAY BE ASSERTED AGAINST SIDCO. EXCEPT TO THE EXTENT ARISING OUT OF SIDCO’S FRAUD OR CRIMINAL MISCONDUCT WHEN PROVIDING THE SERVICES, SIDCO’S LIABILITY ARISING OUT OF THIS AGREEMENT SHALL BE LIMITED TO DIRECT AND ACTUAL MONETARY DAMAGES NOT TO EXCEED THE AMOUNT OF FEES PAID HEREUNDER DURING THE THREE MONTHS IMMEDIATELY PRECEDING THE EVENT GIVING RISE TO THE FIRST SAID CLAIM TO OCCUR. For the avoidance of doubt, SIDCO shall have no liability related to any breach in the performance of SIDCO’s obligations under this Agreement due to: (i) the failure or delay of the Adviser, the ETF, or either of the Adviser’s or the ETF’s respective agents to perform the Adviser’s or the ETF’s obligations under this Agreement; (ii) activities or statements of sales or wholesaler personnel who are employed and supervised by the Adviser or the Adviser’s affiliates; (iii) any act or omission of the ETF’s transfer agent or index receipt agent; (iv) any misstatement or omission in the ETF’s registration statement, prospectus, shareholder report, or other information filed or made public by the ETF or the Adviser (as amended from time to time); provided, that said misstatement or omission was not made in reliance upon, and in conformity with, information furnished to by SIDCO; (v) the operation of a customer contact center or similar call center by the Adviser or one of the Adviser’s affiliates or agents; (vi) mistakes or errors in data provided to SIDCO by, or interruptions or delays or communications with, any other service providers to the ETF; or (vii) actions taken pursuant to any instruction (whether written or verbal) which SIDCO reasonably believes to be genuine and to have been signed or given by the proper person or persons. Each party shall have the duty to mitigate said party’s damages for which another party may become responsible. As used in this Section 5, the term “SIDCO” shall include the officers, directors, employees, affiliates, and agents of SIDCO as well as that entity itself.

5.02.       Consequential Damages. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL SIDCO BE LIABLE FOR ANY INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL, OR OTHER NON-DIRECT DAMAGES OF ANY KIND WHETHER SAID LIABILITY IS PREDICATED ON CONTRACT, STRICT LIABILITY, OR ANY OTHER THEORY AND REGARDLESS OF WHETHER THE ADVISER IS ADVISED OF THE POSSIBILITY OF ANY SAID DAMAGES.

SECTION 6 Term and Termination

6.01.       Initial Term. The term of this Agreement shall commence as of the Effective Date and continue in full force and effect, unless earlier terminated by either party in accordance with the terms set forth in this Section 6, for 3 years (the “Initial Term”).

6.02.       Renewal Term. Upon the expiration of the Initial Term, this Agreement shall automatically renew for successive periods of 3 years (each, a “Renewal Term”).

6.03.       Termination for Cause. This Agreement may be terminated by either party hereto on said date as is specified in written notice given by the terminating party, in the event of a material breach of this Agreement by the other party; provided, that the terminating party has notified the other party of said material breach at least sixty days prior to the specified date of termination and the breaching party has not remedied said breach by the specified date.

6.04.       Other Termination. SIDCO may terminate this Agreement at any time, with or without cause, and upon written notice to the Adviser if that certain distribution agreement between SIDCO and the ETF is terminated, or upon thirty days prior written notice to Adviser.

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6.05.       Survival. The provisions of Sections 4, 5, 7, 8, and 11 shall survive termination of this Agreement.

SECTION 7 Confidential Information

7.01.       General. SIDCO and the Adviser (in said capacity, the “Receiving Party”) acknowledge and agree to maintain the confidentiality of Confidential Information (as hereinafter defined) provided by SIDCO and the Adviser (in said capacity, the “Disclosing Party”) in connection with this Agreement. The Receiving Party shall not disclose or disseminate the Disclosing Party’s Confidential Information to any Person other than (a) those employees, agents, contractors, subcontractors, and licensees of the Receiving Party, or (b) with respect to SIDCO as a Receiving Party, to those employees, agents, contractors, subcontractors, and licensees of any agent or affiliate, who have a need to know said Confidential Information in order to assist the Receiving Party in performing the Receiving Party’s obligations, or to permit the Receiving Party to exercise the Receiving Party rights under this Agreement. In addition, the Receiving Party (a) shall take all reasonable steps to prevent unauthorized access to the Disclosing Party’s Confidential Information, and (b) shall not use the Disclosing Party’s Confidential Information, or authorize other Persons to use the Disclosing Party’s Confidential Information, for any purposes other than in connection with performing the Receiving Party obligations or exercising the Receiving Party rights hereunder. As used herein, “reasonable steps” means steps that a party takes to protect the party’s own, similarly-confidential or -proprietary information of a similar nature, which steps in no event shall be less than a reasonable standard of care.

7.02.       Confidential Information. The term “Confidential Information,” as used herein, shall mean all business strategies, plans, and procedures, proprietary information, methodologies, data, and trade secrets, and other confidential information and materials (including, without limitation, any non-public personal information as defined in Regulation S-P) of the Disclosing Party, the Disclosing Party’s affiliates, the Disclosing Party’s and the Disclosing Party’s affiliates’ respective clients or suppliers, or other Persons with whom the Disclosing Party or the Disclosing Party’s affiliates do business, that may be obtained by the Receiving Party from any source or that may be developed as a result of this Agreement.

7.03.       Exclusions. The provisions of this Section 7 respecting Confidential Information shall not apply to the extent, but only to the extent, that said Confidential Information: (a) already is known to the Receiving Party free of any restriction at the time that said Confidential Information is obtained from the Disclosing Party; (b) subsequently is learned from an independent third party free of any restriction and without breach of this Agreement; (c) becomes publicly available through no wrongful act of the Receiving Party or any third party; (d) independently is developed by or for the Receiving Party without reference to or use of any Confidential Information of the Disclosing Party; or (e) is required to be disclosed pursuant to an applicable law, rule, regulation, government requirement, or court order, or the rules of any stock exchange (provided, however, that the Receiving Party shall advise the Disclosing Party of said required disclosure promptly upon learning thereof in order to afford the Disclosing Party a reasonable opportunity to contest, limit, and/or assist the Receiving Party in crafting said disclosure).

7.04.       Duties. The Receiving Party shall advise the Receiving Party’s employees, agents, contractors, subcontractors, and licensees, and shall require the Receiving Party’s agents and affiliates to advise the Receiving Party’s agents’ and affiliates’ employees, agents, contractors, subcontractors, and licensees, of the Receiving Party’s obligations of confidentiality and non-use under this Section 7, and shall be responsible for ensuring compliance by the Receiving Party’s and the Receiving Party’s affiliates’ employees, agents, contractors, subcontractors, and licensees with said obligations. In addition, the Receiving Party shall require all persons that are provided access to the Disclosing Party’s Confidential Information, other than the Receiving Party’s accountants and legal counsel, to execute confidentiality or non-disclosure agreements containing provisions substantially similar to those set forth in this Section 7. The Receiving Party promptly shall notify the Disclosing Party in writing upon learning of any unauthorized disclosure or use of the Disclosing Party’s Confidential Information by said persons.

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7.05.       Treatment of Confidential Information upon Termination. Except as specifically set forth in Section 8.03, upon the Disclosing Party’s written request following the termination of this Agreement, the Receiving Party promptly shall return to the Disclosing Party, or destroy, all Confidential Information of the Disclosing Party provided under or in connection with this Agreement, including all copies, portions, and summaries thereof. Notwithstanding the foregoing sentence, (a) the Receiving Party may retain one copy of each item of the Disclosing Party’s Confidential Information for purposes of identifying and establishing the Receiving Party’s rights and obligations under this Agreement, for archival or audit purposes, and/or to the extent required by applicable law, and (b) SIDCO shall have no obligation to return or destroy Confidential Information of the Adviser that resides in save tapes of SIDCO; provided, however, that, in either case, all said Confidential Information retained by the Receiving Party shall remain subject to the provisions of this Section 7 for so long as said Confidential Information is so retained. If requested by the Disclosing Party, the Receiving Party shall certify in writing the Receiving Party’s compliance with the provisions of this paragraph.

SECTION 8 RecordS

8.01.       Books and Records. SIDCO shall keep and maintain on behalf of the Adviser all books and records which SIDCO is required to keep and maintain in connection with the Services to be provided hereunder pursuant to any applicable statutes, rules, and regulations, including, without limitation, Rules 31a-1 and 31a-2 under the 1940 Act.

8.02.       Ownership of Books and Records. All books and records prepared pursuant to Section 8.01 shall be the property of the ETF, and SIDCO shall make said books and records available for inspection by the Adviser or by the Securities and Exchange Commission (the “SEC”) at reasonable times upon reasonable prior notice during normal business hours.

8.03.       Delivery of Books and Records. Upon request, SIDCO shall make available to the Adviser copies of the books and records prepared pursuant to Section 8.01. SIDCO shall maintain a copy of all said documents for a period of six years from and after the date of said document’s creations, unless control of said document is given to Adviser prior to the expiration of said six year period. At the end of said six-year period, said records and documents shall be turned over to the Adviser unless the Adviser authorizes in writing the destruction of said records and documents.

SECTION 9 Right of Ownership

All computer programs, resources, and procedures developed by SIDCO (or at SIDCO’s expense) to perform the Services to be provided by SIDCO under this Agreement are the property of SIDCO unless otherwise mutually agreed by the parties in writing.

SECTION 10 miscellaneous

10.01.       Independent Contractor. SIDCO shall undertake and discharge SIDCO’s obligations hereunder as an independent contractor. Neither SIDCO nor any of SIDCO’s officers, directors, principals, employees, or representatives is or shall be an employee of the ETF in connection with the performance of SIDCO’s duties hereunder. Each of the Adviser and SIDCO shall be responsible for the Adviser’s and SIDCO’s own respective conduct and the employment, control, compensation, and conduct of the Adviser’s and SIDCO’s respective agents and employees, and for any injury to said agents or employees or to others through the Adviser’s and SIDCO’s respective agents and employees. Any obligations of SIDCO hereunder may be performed by one or more third parties or affiliates of SIDCO.

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10.02.       Notices. All notices provided for or permitted under this Agreement shall be deemed effective upon receipt, and shall be in writing and (a) delivered personally, (b) sent by commercial overnight courier with written verification of receipt, or (c) sent by certified or registered U.S. mail, postage prepaid, and return receipt requested, to the party to be notified, at the address for said party set forth below. Notices to SIDCO shall be sent to the attention of: General Counsel, SEI Investments Distribution Co., One Freedom Valley Drive, Oaks, Pennsylvania 19456. Notices to the Adviser shall be sent to: Gerald Hendricks, 52 Vanderbilt Ave., 19th Floor, New York, NY 10017.

10.03.       Dispute Resolution. Whenever either party desires to institute legal proceedings against the other party concerning this Agreement, said party shall provide written notice to that effect to said other party. The party providing said notice shall refrain from instituting said legal proceedings for a period of thirty (30) days following the date of provision of said notice. During said period, said parties shall attempt in good faith amicably to resolve said parties’ dispute by negotiation among said parties’ executive officers.

10.04.       Non-Solicitation. During the term of this Agreement, and for a period of one (1) year afterward, the Adviser shall not recruit, solicit, employ, or engage, for the Adviser or any other person, any of SIDCO’s employees.

10.05.       Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws or choice of laws rules or principles thereof. To the extent that the applicable laws of the Commonwealth of Pennsylvania, or any of the provisions of this Agreement, conflict with the applicable provisions of the 1940 Act, the latter shall control.

10.06.       Counterparts. This Agreement may be executed in two or more counterparts, all of which shall constitute one and the same instrument. Each said counterpart shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one said counterpart. This Agreement shall be deemed executed by both parties when any one or more counterparts hereof or thereof, individually or taken together, bears the original, scanned, or facsimile signatures of each of the parties.

10.07.       Force Majeure. No breach of any obligation of a party to this Agreement (other than obligations to pay amounts owed) shall constitute an event of default or breach to the extent that said breach arises out of a cause, existing or future, that is beyond the control and without negligence of the party otherwise chargeable with breach or default, including, without limitation: work action or strike; lockout or other labor dispute; flood; war; riot; theft; act of terrorism; pandemic; earthquake; or natural disaster. Either party desiring to rely upon any of the foregoing as an excuse for default or breach, when the cause arises, shall give to the other party prompt notice of the facts which constitute said cause; and, when the cause ceases to exist, shall give prompt notice thereof to the other party.

10.08.       Severability. Any provision of this Agreement that is determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of said invalidity or unenforceability in said jurisdiction, without rendering invalid or unenforceable the remaining provisions of this Agreement or affecting the validity or enforceability of said provision in any other jurisdiction. If a court of competent jurisdiction declares any provision of this Agreement to be invalid or unenforceable, then the parties agree that the court making said determination shall have the power to reduce the scope, duration, or area of the provision, to delete specific words or phrases, or to replace the provision with a provision that is valid and enforceable, and that comes closest to expressing the original intention of the parties, and this Agreement shall be enforceable as so modified.

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10.09.       Sole Benefit. This Agreement is for the sole benefit of the Adviser and SIDCO and shall not be deemed to be for the direct or indirect benefit of the clients or customers of Adviser or SIDCO. The clients or customers of Adviser and SIDCO shall not be deemed to be third-party beneficiaries of this Agreement nor to have any other contractual relationship with SIDCO by reason of this Agreement and each party hereto agrees to indemnify and hold harmless the other party from any claims of said party’s clients or customers against the other party in accordance with and to the extent provided in Section 5 of this Agreement.

10.10.       Assignment. The Adviser may not assign, delegate, or transfer, by operation of law or otherwise, this Agreement (in whole or in part), or any of the Adviser’s obligations hereunder, without the prior written consent of SIDCO, which consent shall not be unreasonably withheld or delayed. SIDCO may assign, delegate, or transfer, by operation of law or otherwise, all of SIDCO’s rights under this Agreement to an affiliate of SIDCO or to any person or entity who purchases all or substantially all of the business or assets of SIDCO to which this Agreement relates; provided, that said affiliate, person, or entity agrees in advance and in writing to be bound by the terms, conditions, and provisions of this Agreement. Subject to the foregoing, all of the terms, conditions, and provisions of this Agreement shall be binding upon and shall inure to the benefit of each party’s successors and permitted assigns. Any assignment, delegation, or transfer in violation of this provision shall be void and without legal effect.

10.11.       Services Not Exclusive. The Adviser hereby acknowledges that the services provided hereunder by SIDCO are not exclusive. Nothing herein shall be deemed to limit or restrict SIDCO’s right, or the right of any of SIDCO’s officers, directors, or employees, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, fund, firm, individual, or association, as well as provide services to any other investment company, including any investment company which may directly compete with or be similar to the ETF.

10.12.       Headings. Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

10.13.       Use of Name.

10.13.01.       The Adviser shall not use the name of SIDCO, or any of SIDCO’s affiliates, in any Prospectus, sales literature, and other material relating to the Adviser in any manner without the prior written consent of SIDCO (which consent shall not be unreasonably withheld); provided, however, that SIDCO hereby approves all lawful uses of the names of SIDCO and SIDCO’s affiliates in the Prospectus of the ETF and in all other materials which merely refer in accurate terms to said person’s appointment hereunder or which are required by applicable law, regulations, or otherwise by the SEC, FINRA, or any state securities authority.

10.13.02.       Neither SIDCO nor any of SIDCO’s affiliates shall use the name of the Adviser in any publicly-disseminated materials, including sales literature, in any manner other than with respect to representative client lists, without the prior written consent of the Adviser (which consent shall not be unreasonably withheld); provided, however, that the Adviser and the ETF hereby approves all lawful uses of the Adviser’s and the ETF’s name in any required regulatory filings of SIDCO which merely refer in accurate terms to the appointment of SIDCO hereunder, or which are required by applicable law, regulations, or otherwise by the SEC, FINRA, or any state securities authority.

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10.14.       Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement, draft, or agreement or proposal with respect to the subject matter hereof. This Agreement or any part hereof may be amended or waived only by an instrument in writing signed by the party against which enforcement of said amendment or waiver is sought.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

STRATEGAS ASSET MANAGEMENT, LLC		SEI INVESTMENTS DISTRIBUTION CO.
By:	/s/ Gerald Hendricks	By:	/s/ Maxine J. Chou
Name: Gerald Hendricks		Name: Maxine J. Chou
Title: Director		Title: CFO & COO

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SCHEDULE A

EXCHANGE TRADED FUNDS

Strategas Asset Management Global Policy Opportunities

Strategas Asset Management Macro Thematic Opportunities

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SCHEDULE B

SERVICES

Order Processing

•	SIDCO shall provide an online and telephone order processing system pursuant to which Authorized Participants who have entered into appropriate agreements with SIDCO may contact SIDCO and place orders to create and redeem creation units of the ETF in accordance with SIDCO’s then-current trade order processing policies and procedures, a current copy of which shall be provided to the Adviser upon request;
•	SIDCO shall transmit said orders daily to the Adviser, transfer agent, and index receipt agent; and
•	In the event that the online system is not available, SIDCO shall establish alternative means by which Authorized Participants may place orders.

Marketing Review

•	SIDCO: shall review advertising and other sales literature relating to the ETF submitted by the Adviser in the manner prescribed for compliance with the applicable rules of the FINRA and the SEC and the requirements of the exemptive application; shall file said materials with FINRA; and shall use commercially reasonable efforts to obtain said approvals for said materials’ use as may be required by the SEC or FINRA;
•	SIDCO shall provide consultation to the Adviser with respect to regulatory matters regarding the marketing materials, including monitoring regulatory and legislative developments that may affect the marketing materials; and
•	SIDCO shall provide client with a copy of SEI’s SEC & FINRA Marketing Materials Guidebook.

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Schedule c

Authorized Trader Form

The following are the names, titles, and signatures of all persons (each an “Authorized Person”) authorized to give instructions relating to any trade order processing activity contemplated by this Agreement or any other notice, request, or instruction on behalf of an Authorized Participant.

Name:
Title:
Signature:

Name:
Title:
Signature:

Name:
Title:
Signature:

Name:
Title:
Signature:

Name:
Title:
Signature:

Name:
Title:
Signature:

The undersigned, __________, being the ___________ of __________________, does hereby certify that the persons listed above have been duly elected or appointed to the offices set forth beneath said persons’ names, that said persons presently hold said offices, that said persons have been duly authorized to act as Authorized Persons, and that said persons’ signatures set forth above are said person’s own true and genuine signatures.

In Witness Whereof, the undersigned has hereby set his/her hand.

Date:
By:
Name:
Title:

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schedule D

Fees

[REDACTED]

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